Exhibit 10.1

CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (as amended, modified and in effect from time to time, this “Agreement”) is entered into as of November 1, 2016, by and between FBR & Co. (“FBR”), a Virginia corporation having its principal offices at 1300 North 17th Street, Arlington, VA, 22209, and James Neuhauser (“Consultant”) of 1854 Biltmore Street, NW, Washington, DC 20009.

WHEREAS, FBR wishes to retain the services of Consultant to assist FBR in various tasks as set forth below (the “Services”), and Consultant wishes to provide such Services to FBR.

NOW THEREFORE, in consideration of the promises and of the mutual covenants contained herein, the parties agree as follows:

1.    Duties. Beginning on November 1, 2016, and during the term of this Agreement and under the direction of FBR’s President and CEO or his designee(s), Consultant will serve as a retained consultant to FBR’s Executive Committee and/or the CEO and be reasonably available, on an as needed basis, to provide Services to FBR’s Executive Committee and/or CEO.

Consultant shall observe those policies and directives promulgated from time to time by FBR in its Compliance Manual that are applicable to the Consultant’s role and duties, including, without limitation, FBR’s Chinese Wall procedures and FBR’s policies and procedures on the treatment and use of material, nonpublic information. In addition, if requested, Consultant shall advise the Compliance Department of all brokerage accounts maintained by Consultant, allow the Compliance Department to monitor his securities trading and, if requested, clear his securities trades with the Compliance Department. A copy of the Compliance Manual is being provided to the Consultant with this Agreement.

2.    Term of this Agreement. Unless terminated earlier under section 5 of this Agreement, the term of this Agreement will be for the period November 1, 2016 to October 31, 2017. By mutual agreement of the parties, the duration of this Agreement can be extended for a term to be agreed to by the parties on or before the expiration date of this Agreement.

3.    Compensation.

a)	For the period November 1, 2016 through October 31, 2017, compensation will be $6,250.00 per month, ($75,000 annually). All such compensation shall be payable monthly, without deductions for any taxes, including federal income, social security, or state income taxes.

b)	During the period November 1, 2016 through October 31, 2017, FBR will pay on Consultant’s behalf the full amount of health insurance premiums under COBRA guidelines under the same terms as in effect for similarly situated active employees (provided that such continued coverage shall cease if you become eligible for medical benefits under a group health plan of a subsequent employer).

c)	In addition to the compensation set forth in Section 3(a) hereof, in the event that FBR’s requested Services require Consultant to perform more than 100 hours of work under this Agreement in any calendar month during the term of this Agreement, FBR will pay the Consultant an amount equal to $200 for each documented hour actually worked in such calendar month in excess of 100 hours.

4.    Expenses. FBR must pre-approve any reimbursements to Consultant for reasonable out-of-pocket expenses incurred by Consultant in furtherance of Consultant’s duties hereunder (including, but not limited to internet/telephone charges, office supplies, printing costs and mileage) provided that such expenses are itemized on Consultant’s invoice and are documented with accompanying receipts.

5.    Termination.

(a) Termination for Cause. FBR may immediately terminate this Agreement and all of FBR’s obligations hereunder for “cause.” Such termination shall be effected by notice delivered by FBR to Consultant, and shall be effective as of the date of such notice. As used herein, “cause” shall mean (i) Consultant’s failure to comply with the terms of this Agreement as determined by FBR; or (ii) Consultant’s willful or gross or repeated neglect of duties hereunder, or willful or gross or repeated misconduct in the performance of such duties, as determined by FBR.

(b) Termination Other Than For Cause. The Consultant may terminate this Agreement upon providing 30 days prior written notice to the other party.

6.    Confidential Information.

(a) Information Provided to Consultant by FBR. Consultant acknowledges that retention by FBR will, throughout the term of this Agreement, bring Consultant into close contact with many confidential business affairs of FBR and its affiliates, including, but not limited to, confidential or proprietary information about key personnel, operational methods, computer systems, computer software and other intellectual property, business strategies, customer information, financial information, and other confidential or proprietary FBR information or trade secrets not readily available to the public. Consultant further acknowledges that Consultant will use information provided by FBR to perform the Services and that some of the services to be performed under this Agreement are of a special, unique, unusual, and intellectual character. In recognition of the foregoing, Consultant covenants and agrees that:

(i) Consultant will keep secret all confidential, trade secret or proprietary information of FBR and its affiliates and will not disclose them to anyone outside of FBR and its affiliates either during or after the term of this Agreement except with FBR’s prior written consent;

(ii) Consultant will promptly disclose to FBR, and FBR will own all right, title and interest in, all inventions, computer software, or other intellectual property (the “Intellectual Property”) which Consultant conceives or develops during the course of this Agreement (and any extension thereof), excluding that which Consultant conceives or develops without the use of the time, resources, or facilities of FBR or its affiliates and which does not relate to the Consultant’s services or to the past, present or prospective activities of FBR or its affiliates; and

(iii) on termination of Consultant’s engagement with FBR, or at any other time FBR may so request, Consultant will deliver promptly to FBR all memoranda, notes, records, reports, electronic or computer media and other documents or items (and all copies thereof) relating to the business of FBR or its affiliates that Consultant obtained while engaged by, or otherwise serving or acting on behalf of, FBR or its affiliates, including without limitation materials relating to the Intellectual Property.

(b) Use of other Information. Consultant agrees that in providing services to FBR, Consultant will not make use of any confidential or proprietary information that Consultant has received or has access to from entities other than FBR and that, in performing Services pursuant to this Agreement, Consultant will not breach any non-disclosure agreement, confidentiality agreement or similar agreement to which Consultant may be subject.

(c) Specific Remedy. If Consultant breaches any of the provisions of paragraph 6(a), FBR shall have the right and remedy to have such provisions specifically enforced by any court or other tribunal having jurisdiction, in addition to any other remedies available to FBR, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to FBR and its affiliates and that money damages will not provide an adequate remedy to FBR and its affiliates.

7.    Independence, Severability and Non-Exclusivity. Each of the rights and remedies enumerated in this Agreement shall be independent of the others and separately enforceable, and all of such rights and remedies shall be in addition to and not in lieu of any other rights and remedies available to the FBR or its affiliates under the law or in equity. If any of the provisions contained in this Agreement is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of obligations, covenants, rights, or remedies herein, which shall be given full effect without regard to the invalid or unenforceable provision.

8.    Assignment. This Agreement is a personal one, being entered into in reliance upon and in consideration of the skill and qualifications of Consultant. Consultant shall not assign or otherwise transfer the obligations incurred on his part under the terms of this Agreement without the prior written consent of FBR. Any attempted assignment or transfer by Consultant of his obligations without such consent shall be wholly void.

9.    Independent Contractor. It is expressly agreed that Consultant is acting as an independent contractor in performing services hereunder. FBR shall carry no workers’ compensation insurance or any health or accident insurance to cover Consultant. FBR shall not pay any contributions to Social Security, unemployment insurance, federal or state withholding taxes, nor provide any other contributions or benefits that might be expected in an employer-employee relationship, provided that FBR shall provide Consultant with a Form 1099 at year-end.

10.    Notices. All notices hereunder shall be given in writing by personal delivery, nationally recognized courier delivery or registered or certified mail addressed to FBR at its principal place of business and to Consultant at its address as then listed in FBR’s records.

11.    General.

(a) Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Virginia. THE PARTIES HERETO WAIVE ALL RIGHTS TO A TRIAL BY JURY IN ANY DISPUTE ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

(b) Captions. The section headings contained herein are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(c) Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties.

(d) No Other Representations. No representation, promise or inducement has been made by any party hereto that is not embodied in this Agreement, and no party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

(e) Amendments; Waivers. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by all of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Services Agreement as of the date first written above.

FBR & Co.	James C. Neuhauser

Signature:	Signature:

Bradley J. Wright	Date:

EVP, CFO & CAO

Date:

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